Exhibit 99.3

SET-OFF AGREEMENT

This Agreement on the issuance of shares against set-off of payment obligations (the "Agreement") is made and entered into as of May 21, 2026 (the "Effective Date")

BY AND AMONG

(1)	SCHMID Group N.V., a Dutch public limited liability company with its registered address at Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany ("SCHMID");

(2)	Christian Schmid;

(3)	Helmut Rauch;

(4)	Anette Schmid;

(5)	Christian Buchner;

(6)	Thomas Widmann;

(7)	Heiko Vogel; and

(8)	Laurent Nicolet (each a "SCHMID Manager", and together the “SCHMID Managers” and together with SCHMID, the "Parties"),

RECITALS

WHEREAS, the SCHMID Managers have claims outstanding in relation to bonus compensation due to them for fiscal year 2023 in relation to their function as employees of the SCHMID Group;

WHEREAS, SCHMID has assumed such obligations under a debt assumption agreement between SCHMID and Gebr. SCHMID GmbH;

WHEREAS, SCHMID has thus outstanding payment obligations against the SCHMID Managers in a total amount of EUR 768,012 (the "Outstanding Claims") which are set out in Annex A for each SCHMID Manager.

WHEREAS, SCHMID and each of the SCHMID Managers that are parties to this Agreement also intend to enter into a subscription agreement on or about the date of this Agreement (the “Subscription Agreement”), pursuant to which SCHMID will agree to issue ordinary shares in its share capital at a share price based on a certain volume-weighted average price of SCHMID shares as set out in such Subscription Agreement (the “Subscribed Shares”) to each of the SCHMID Managers as set out in Annex A.

WHEREAS, in order to enable the set-off of the Outstanding Claims against the subscription price of the Subscribed Shares, the Parties hereto enter into this Agreement as follows:

1.	Share Transfer for Discharge of the Outstanding Claims through Set-off

1.1.	Upon the Closing (as defined in the Subscription Agreement) and the legal and successful issuance of the Subscribed Shares by SCHMID to each of the SCHMID Managers in accordance with the terms and conditions of the Subscription Agreement, SCHMID and each of the SCHMID Managers, individually, not jointly, agree that all Outstanding Claims shall be fully satisfied and irrevocably discharged (the "Share Transfer").

1.2.	Each of the SCHMID Managers shall provide any required technical documentation to SCHMID that SCHMID reasonably requests, to facilitate the issuance of the Subscribed Shares to the SCHMID Managers through Dutch notarial deeds or other documentation as required and the registration of the ownership of the Subscribed Shares with SCHMID Group's share transfer agent Continental Stock Transfer & Trust Company ("Continental").

1.3.	Upon completion of the Share Transfer through Continental, each of the SCHMID Managers shall become the sole legal and beneficial owner of the Subscribed Shares through an entry in the share registry at Continental. The SCHMID Managers shall not assert any further claims against SCHMID in respect of the Outstanding Claims.

1.4.	Each of the SCHMID Managers, individually, not jointly, agrees and acknowledges that the Subscribed Shares will be issued to them based on a private placement exemption from applicable U.S. securities laws and will not be immediately registered under the U.S. Securities Act of 1933 and thus are not available for trading on the Nasdaq or any other stock exchange at the time of this Agreement.

2.	Miscellaneous

2.1.	This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transaction shall be governed by and construed in accordance with the Laws of Germany without regard to the conflict of laws principles thereof. The exclusive place of jurisdiction for all disputes under or in connection with this Agreement is Stuttgart, Germany.

2.2.	This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[Signature pages follow]

SCHMID Group N.V.

By:
Name: Arthur Schuetz
Title: CFO SCHMID Group N.V.

(Signature Page to the Set-off Agreement)

Christian Schmid

By:

Helmut Rauch

By:

Anette Schmid

By:

Christian Buchner

By:

Thomas Widmann

By:

Heiko Vogel

By:

Laurent Nicolet

By:

(Signature Page to the Set-off Agreement)

Annex A

Christian Schmid: EUR 187,906

Helmut Rauch: EUR 174,960

Anette Schmid: EUR 122,640

Christian Buchner: EUR 111,690

Thomas Widmann: EUR 84,768

Heiko Vogel: EUR 39,451

Laurent Nicolet: EUR 46,597